                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-45319

                  PROSPECTUS SUPPLEMENT DATED MARCH 19, 1998
                                      to
                       Prospectus Dated February 9, 1998

                         UNITED HEALTHCARE CORPORATION
                                  ----------

                               2,351,882 SHARES
                                      OF
                                 COMMON STOCK
                               ($.01 PAR VALUE)
                                  ----------

         This Prospectus Supplement supplements the Prospectus dated
February 9,1998 (the "Prospectus") of United HealthCare Corporation, a Minnesota corporation (the "Company"), relating to an aggregate of 2,351,882 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company that may be sold from time to time by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest (the "Selling Shareholders"). This Prospectus Supplement should be read in conjunction with, and is qualified by reference to, the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

         Footnotes 2 - 10 below (the "Footnotes") set forth persons or entities of the Company who were not specifically identified in the Prospectus as Selling Shareholders, but who may receive shares of Common Stock through distributions from partnerships listed in the Prospectus as Selling Shareholders. The table of Selling Shareholders in the Prospectus is hereby amended to include the persons or entities identified in the Footnotes as Selling Shareholders:

                                                 Number                  Maximum                 Number
                                                of Shares                Number                 of Shares
                                              Beneficially           of Shares to be          Beneficially
                                               Owned Prior          Sold Pursuant to           Owned After
                    Name                       to Offering           this Prospectus           Offering(1)
----------------------------------------      -------------         ----------------          ------------
Sequoia Capital Growth Fund(2)                   386,214                 386,214                   0
Galen Partners II, L.P.(3)                       364,871                 364,871                   0
Sequoia Capital V(4)                             191,052                 191,052                   0
Galen Partners International II, L.P.(5)         116,143                 116,143                   0
Parvest U.S. Partners II C.V.(6)                 116,069                 116,069                   0
Paribas U.S. Partners V.O.F.(7)                   73,954                  73,954                   0
Sequoia XXIII(8)                                   8,215                   8,215                   0
Sequoia Technology Partners V(9)                   6,160                   6,160                   0
Galen Employee Fund, L.P.(10)                      1,307                   1,307                   0

-----------------------------
(footnotes on next page)

(1)      Assumes the sale of all Shares covered by this Prospectus.

(2) Subsequent to the date of this Prospectus Supplement, the shares held by Sequoia Capital Growth Fund may be distributed to: GYROS AG, ZUG; BP America; Trustees of Dartmouth College; Northern Trust Bank ; Donald T. Valentine, Trustee, Donald T. Valentine Trust UA APR2967; Pierre R. Lamond & Christine E. Lamond, P.R. Lamond & C.E. Lamond Trust dated 11/22/85; Gordon W. Russell, Trustee of the Russell 1988 Revocable Trust, dated 11/17/88; Thomas F Stephenson, Trustee, Thomas F. Stephenson Family Trust UDT 7/6/94; Michael Moritz & Harriet Heyman Trustees, The Maximus Trust dtd 3/19/96; Douglas M. Leone; Mark A. Stevens; Standford University; PITT & Co.; and Leeway & Co.

(3) Subsequent to the date of this Prospectus Supplement, the shares held by Galen Partners II, L.P. may be distributed to: Leeway & Co.; Springbook, G.P.; Alham Inc.; Bankers Trust Company, as Trustee of the GTE Service Corporation Plan for Employee Pensions; The Northern Trust Company as Trustee of the Crown Cork & Seal Company, Inc. Master Retirement Trust; The Gavin Herbert, Jr. Successor Trust; Jane C. Pfeiffer; Henry Wendt; The Sandridge Corporation; The Dreyfus Fund Incorporated; Mellon Bank as Trustee for the Engelhard Corporation Group Pension Trust; Cedar Equities, L.L.C.; James Balog; The Claude Worthington Benedum Foundation; William R. Grant; Rebound (Delaware) Two, LLC; Bruce F. Wesson; and L.
         John Wilkerson.

(4) Subsequent to the date of this Prospectus Supplement, the shares held by Sequoia Capital V may be distributed to: BGL International B.V.; Hancock Venture Partners IV-Partnership Fund L.P.; Harvard Management Company; Henry J. Kaiser Family Foundation; PITT & Co.; James Irvine Foundation; Leeway & Co.; M.J. Murdock Charitable Trust; Occidental College; PosTel Investment Management Limited; Regents of the University of Minnesota; The Board of Trustees of the Leland Stanford Jr. University; The Charles F. Kettering Foundation; The Common Fund; The Ford Foundation; The Regents of the University of California; Vertex Investment Pte., Ltd.; Yale University ; Donald T. Valentine, Trustee, Donald T. Valentine Trust UA APR2967; Pierre R. Lamond & Christine E. Lamond, P.R. Lamond & C.E. Lamond Trust dated 11/22/85; Gordon W. Russell, Trustee of the Russell 1988 Revocable Trust, dated 11/17/88; Thomas F Stephenson, Trustee, Thomas F. Stephenson Family Trust UDT 7/6/94; Michael Moritz & Harriet Heyman Trustees, The Maximus Trust dtd 3/19/96; Douglas M. Leone; and Mark A. Stevens.

(5) Subsequent to the date of this Prospectus Supplement, the shares held by Galen Partners International II, L.P. may be distributed to:
         Overseas Lending Corporation; Sofinov, Societe Financiere d'Innovation, Inc.; Kleinwort Benson Ltd.; Merifin Capital, N.V.; William R. Grant; Rebound (Delaware) Two, LLC; Bruce F. Wesson; and L. John Wilkerson.

(6) Subsequent to the date of this Prospectus Supplement, the shares held by Parvest U.S. Partners II C.V. may be distributed to: IBM Retirement Plan Trust; NYNEX Master Pension Trust; Paribas North America, Inc.; GTE Service Corp. Plan; Landmark Equity Partners V, L.P.; Illinois Power Company Retirement Income Trust; Nippon Investment & Finance Co., Ltd.; Kubota Corporation; Partech Venture Managers III N.V.; Assur Investissements; Mr. Said Coubeche; Banque du Luxembourg; Werilux S.A.H.; Pari II Partners; 3M Company; Minnesota Mutual Life Insurance Company; Scottsdale Holdings Limited; Basetext Limited; Roland A. Van der Meer; Vendome Capital; Vincent R. Worms; Donald R. Dixon; Scott Matson; and Madeline U.S. Partners II C.V.

(7) Subsequent to the date of this Prospectus Supplement, the shares held by Paribas U.S. Partners V.O.F. may be distributed to: Paribas International Ventures C.V.; Paribas Venture Managers N.V.; COBEPA Technology; Charmtex Limited; Basetext Limited; Scottsdale Holding Limited; Thomas McKinley; Vincent Worms; Philippe Claude; and Donald Dixon.

(8) Subsequent to the date of this Prospectus Supplement, the shares held by Sequoia XXIII may be distributed to: William W. Bagnard; David C. Barclay; Richard C. Barker, Trustee; Alan N. Berro; Fred R. Betts; Joseph T. Blair; Daniel C. Brown, Trustee; Jeffrey P. Brown; Elizabeth
         A. Burns; Victor C. Cassato; Christopher J. Cassin; Randy Cepuch; Kevin
         G. Clifford; Don R. Conlan; Roberta A. Conroy; Douglas A. Critchell; Joyce E. Daniels, Trustee; Michael G. Dill; Peter J. Doran; Michael J. Downer; James K. Dunton; Robert W. Durbin; Paul H. Fieberg, Trustee; Harold C. Fischer; Deborah A. Fischler; Mark P. Freeman; Jr.; Robert C. Green; David E. Harper; Joseph R. Higdon; E. Graham Holloway; Frederick
         M. Hughes, Jr.; William H. Hurt, Trustee; Michael J. Johnston; Steven
         N. Kearsley; Jacque Kniffin; Victor D. Kohn; Victor J. Kriss; CGTC, Trustee-Peter H. Langer Family Trust fbo David S. Langer; CGTC, Trustee-Peter H. Langer Family Trust fbo Kathryn D. Caruthers; Karin L. Larson; Arthur Levine; Steven M. Markel, D. James Martin, Trustee; Lee McClennahan; Terry McNabb; David R. Murray; Stephen S. Nelson; William
         C. Newton, General Partner-WCN/GAN Partners, Ltd.; Donald D. O'Neal; Sharyl Overhoiser; Dina Perry; Frederic Phillips; Steven Reitman; Merlin E. Robertson; Robert E.G. Ronus; George S. Ross; Julie D. Roth; James F. Rothenberg, Trustee; Dean B. Rydquist; Richard Samson; Theodore R. Samuels, Trustee; John H. Seiter; Clayton M. Sheedy; David
         W. Short; N. Parker Simes; William P. Simon, Jr.; John H. Smet; Rodney
         G. Smith; Thomas C. Sorensen, Trustee of The Thomas C. Sorensen Irrevocable Children's Trust; Daniel S. Spradling; Rosemary Spradling; Rudolf M. Staehelin; Eugene P. Stein; Walter P. Stern; Philip A. Swan; Thomas E. Terry; Brad A. Todd; Hoyt J. Turner; Kathryn N. Urban, Trustee of the Urban Non-Exempt Marital Trust; Kathryn N. Urban, Trustee of the Urban Survivor's Trust; Edith H.L. VanHuss; Catherine M. Ward, Trustee; Edus H. Warren, Jr.; Mary Jane Weaver; Gregory W. Wendt;
         N. Dexter Williams, Jr; Lynda A. Willner; Robert L. Winston, Trustee; and James R. Zukor, Trustee.

(9) Subsequent to the date of this Prospectus Supplement, the shares held by Sequoia Technology Partners V may be distributed to: Robert K. Anderson; Richard C. Barker, Trustee for the Barker Living Trust Dated 9/5/90; Michael Boich; Robert Cohn; Wilfred J. Corrigan, Trustee, Corrigan Family Trust UA 6/12/84; Alexander V. d'Arbeloff; James V. Diller; Herbert M. Dwight, Jr., Trustee, That Certain Trust dtd 6/12/74; John Goodrich; Paul R. Kreutz; Sandra Kurtzig, Trustee of Sandra L. Kurtzig Trust U/A 8/8/93; P.R. Lamond & C.E. Lamond Trust Dated 11/22/85; United Missouri Bank of Kansas City, TTE Brobeck, Phleger & Harrison Retirement Trust dtd 10/1/85 FBO Edward M. Leonard; Lussier Family Trust, Richard and Suzanne Delone Lussier Trustees, Eff:
         April 1, 1998; Samuel H. Maslak; Donald K. McKinney; Dick Moley; The Maximus Trust dtd 3/18/96; Kapil Nunda; Capital Management Services, Inc.; Robert J. Paluck; Reyes Partnership IV; Thurman J. Rodgers; Mario
         M. Rosati; Gordon W. Russell, Trustee of the Russell 1988 Revocable Trust, dated 11/17/88; R. Michael Shanahan, Trustee, The Shanahan Trust, dtd 3/22/91; Catherine O. Shanahan; Roger J. Sippl; Roger V. Smith; Roger Smullen; Art Stabenow; Thomas F. Stephenson Family Trust, UDT 7/6/94; Gary Stroy; Stan Tenold; Larry W. Sonini; Jim Terranova; Donald T. Valentine Trust, TK UA Apr 29 67; Steve Wallach; WS Investment Company; and D.M. Laurice & M.M. Rosati, Trustees WSGR PS Plan UDT 2/1/89 FBO J.Casey McGlynn.

(10) Subsequent to the date of this Prospectus Supplement, the shares held by Galen Employee Fund, L.P. may be distributed to: Bruce F. Wesson; Srini Conjeevaram; David W. Jahns; Joan MacKenzie; Elizabeth B. O'Leary; and J. Dukes Wooters, Jr.